EXHIBIT 19

ABEONA THERAPEUTICS INC.

POLICY ON INSIDER TRADING AND CONFIDENTIALITY

I.	Purpose

The purpose of this Policy on Insider Trading and Confidentiality (the “Policy”) is to provide guidelines with respect to securities of Abeona Therapeutics Inc. (“Abeona” or “Company”) and the handling of confidential and material nonpublic information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company, or (ii) providing material nonpublic information to other persons who may trade based on that information.

II.	Persons Subject to the Policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors, and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

III.	Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities, such as restricted stock awards, and derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

IV.	Administration of the Policy

The Company’s Chief Financial Officer shall serve as the Compliance Officer for the purposes of this Policy, and in his absence, the Company’s General Counsel or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

V.	General Trading Policy

Generally, it is against the law to buy or sell any securities while in possession of material nonpublic information (“MNPI”) relevant to that security, or to communicate such information to others who trade based on such information (known as “tipping”). In recent years, Congress has toughened the penalties for trading on or tipping MNPI and the U.S. Securities and Exchange Commission (“SEC”) has aggressively brought actions against such traders and tippers.

ANY PERSON WHO ENGAGES IN INSIDER TRADING OR TIPPING CAN FACE A SUBSTANTIAL JAIL TERM (UP TO 10 YEARS) AND FINES UP TO THREE TIMES THE PROFIT GAINED (OR LOSS AVOIDED) BY THAT PERSON AND/OR HIS OR HER “TIPPEES”, AS WELL AS SUBSTANTIAL CIVIL LIABILITIES.

Abeona may also be liable for the insider trading violations of an employee, if it is found that the Company failed to take appropriate steps to prevent insider trading by an employee or director.

Abeona’s employees, officers, and directors must not engage in transactions in Company Securities if they possess MNPI as to Abeona and must not communicate such information to any third party except persons who have a legitimate need to know such information and understand their obligation not to trade on it.

Whether a particular item was “material” will be judged with 20-20 hindsight. Accordingly, when in doubt as to a particular item of information, you should presume it to be material and not to have been disclosed to the public.

More generally, all our employees, officers, and directors are reminded to use extreme care to assure that confidential information is not inadvertently disclosed to others. Be particularly careful to avoid discussing in public places, such as lobbies, trains, airports, or restaurants, any matter that might be sensitive or confidential. Meetings in which confidential information is discussed should be conducted behind closed doors. Even inadvertent “leaks” of confidential information can create problems for Abeona and our employees, officers, and directors.

AS WITH OUR OTHER EMPLOYEE POLICIES, VIOLATION OF THIS POLICY BY ANY EMPLOYEE OF ABEONA OR ANY OF OUR SUBSIDIARIES (OR BY ANY FAMILY MEMBER OF THE EMPLOYEE) IS GROUNDS FOR IMMEDIATE DISCIPLINARY ACTION, INCLUDING POSSIBLE DISMISSAL FROM EMPLOYMENT.

VI.	Definition of Material Nonpublic Information

In general, information is “material” as to a security if a reasonable investor would consider the information significant in deciding whether to buy, hold, or sell the security. Examples of events or developments that should be presumed to be “material” in the context of Company Securities would be events such as the following, when they have not yet been fully disclosed to the public:

●	the execution of a licensing or collaboration agreement;
●	clinical results for an Abeona product candidate (whether favorable or adverse);
●	any significant regulatory action, including the receipt or non-receipt of a regulatory approval;
●	knowledge of a trend in Abeona’s results of operations not yet fully disclosed to the public;
●	gain or loss not yet disclosed to the public;
●	termination of a significant agreement;
●	a significant acquisition;
●	major litigation;
●	significant related party transactions;
●	a purchase or sale of substantial assets or other significant corporate transaction;
●	a change in management; or
●	impending bankruptcy or the existence of severe liquidity problems.

These examples are illustrative only and are not intended to be exhaustive examples of material information.

Information that has not been disclosed to the public is generally considered to be nonpublic information. To establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, publication in a widely available newspaper, magazine or news website, the Dow Jones “broad tape,” or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available, for example, to a select group of analysts, brokers, and/or institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. Generally, information should not be considered fully absorbed by the marketplace until after the first business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until the market opens on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

VII.	Policy Procedures

The Company has established additional procedures to assist the Company in the administration of this Policy, facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

A.	Pre-Clearance Procedures

The persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

In this regard, directors and certain officers of the Company are subject to certain reporting requirements, trading restrictions and “short swing” profit recovery provisions under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In particular, each director and executive officer of Abeona must, as a general rule pursuant to Section 16, report transactions in Company Securities on a Form 4 filed with the SEC no later than 10:00 p.m. Eastern Time on the second business day following the day on which the transaction occurs (the trade date, not the settlement date). This general requirement that a Form 4 be filed within two business days of the trade date is modified in the case of purchases and sales of Company Securities made pursuant to a contract, instruction, or written plan that satisfies the affirmative defense conditions of Rule 10b5-1(c) of the Exchange Act (i.e., a Rule 10b5-1 trading plan) or discretionary transactions made pursuant to an employee benefit plan, provided that the director or executive officer of Abeona does not select or has not selected the date of execution of the transaction. In these particular cases, a director or executive officer of Abeona must file a Form 4 reporting the applicable transaction before the end of the second business day following the day on which the executing broker, dealer or plan administrator, as applicable, notifies the director or executive officer of the execution of the transaction (rather than two business days after the trade date), provided that the notification date is not later than the third business day following the trade date. If the notification is provided after the third business day following the trade date, the two-day period runs from that third business day and the transaction must be reported on a Form 4 no later than the fifth business day following the trade date.

B.	Quarterly Trading Restrictions

The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning 14 calendar days prior to the date of the public release of the Company’s earnings results for each fiscal quarter and ending at the market open of the second business day following such release.

C.	Event-Specific Trading Restriction Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities.

In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction.

The existence of an event-specific trading restriction period or extension of a Blackout Period may not necessarily be announced to the Company as a whole, and when not announced to the Company as a whole should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

VIII.	Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.

IX.	Trading by Officer, Director, or Employee Fiduciary Accounts

This Policy applies to any entities that you influence or control, including any trusts, partnerships, or corporations (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

X.	Transactions Under Company Plans

A.	Restricted Stock Awards

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

B.	Stock Options

The foregoing trading period restrictions do not apply to exercises of stock options under our stock option and equity incentive plans. Exercises of stock options by directors and certain officers of Abeona, however, do require prior notice as described above. Sales of option shares require prior notice and remain subject to other applicable restrictions.

C.	Other Similar Transactions

Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

XI.	Special and Prohibited Transactions

A.	“Short Sales”

“Short sales” of Company Securities by any employee, officer, or director (i.e., the sale of a security that the seller does not own) are absolutely prohibited. Short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

B.	Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such transactions may permit a director, officer, or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

XII.	Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s Guidelines for Rule 10b5-1 Plans, if any, which may be obtained from the Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval to the Compliance Officer five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Please note that under Rule 10b5-1, there is generally a 90-day “cooling off” period after the adoption of a 10b5-1 trading plan, before the expiration of which no purchases or sales may occur.

XIII.	Confidentiality

Serious problems could be caused for Abeona by unauthorized disclosure of internal information about us, whether or not for the purpose of facilitating improper trading in the stock. Abeona personnel should not discuss internal company matters or developments with anyone outside of Abeona, except as required in the performance of regular corporate duties.

This prohibition applies specifically (but not exclusively) to inquiries about us which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of Abeona be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Compliance Officer.

XIV.	Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

XV.	Disclaimer of New Liabilities

This Policy is not intended and shall not be deemed to impose on Abeona or its employees, officers, or directors any civil, criminal or other liability that would not exist in the absence of this policy statement.

XVI.	Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

CERTIFICATION

I hereby certify that:

1.	I have read and understand the Abeona Therapeutics Inc. Policy on Insider Trading and Confidentiality (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2.	I will comply with the Policy for as long as I am subject to the Policy.

Print name: ______________________

Signature: _______________________

Date: ___________________________